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                                                            EXHIBIT 99.1

   Hawk Corporation Announces Agreement to Acquire Clearfield Powdered Metals,
                                       Inc.

     Cleveland, Ohio, May 29, 1998 -- Hawk Corporation (NYSE: HWK) announced today that it had entered into a definitive agreement to acquire all the outstanding stock of Clearfield Powdered Metals, Inc., a manufacturer of powder metal components located in Clearfield, Pennsylvania. The acquisition is subject to the completion of due diligence and other customary terms and conditions. Hawk anticipates that the acquisition will be closed prior to June 30, 1998. Hawk will finance the acquisition with available cash. Terms of the transaction were not disclosed.

     Clearfield is a privately-held manufacturer of small to medium sized powder metal components used primarily in the lawn and garden, home appliance, power hand tool and truck markets. Clearfield was founded in 1984 and began production in January 1985. The manufacturing plant has been expanded several times to reach its current 40,000 square feet of manufacturing capacity, and upon the closing of the acquisition, Hawk will continue to operate the company at its present location. Clearfield has approximately 95 employees, all of which are non-union. Dennis L. Merrey, the President of Clearfield, will remain in that capacity after the acquisition. In 1997, Clearfield had net sales of $10.8 million.

     Hawk believes that the acquisition of Clearfield will strengthen its management team, complement its existing powder metal capability and enable Hawk to further diversify its customer base.

     Hawk is a manufacturing holding company that, through its operating subsidiaries, designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. It is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and speciality applications. Hawk is also a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings. In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in business machines, appliances and exhaust fans. The Company's main manufacturing facilities are located in Brook Park, Ohio; Medina, Ohio; Akron, Ohio; Campbellsburg, Indiana; Alton, Illinois (outside St. Louis); Solon Mills, Illinois (outside Chicago); Orzinuovi, Italy and Concord, Ontario, Canada.

     This press release contains certain forward-looking statements with respect to the future performance of Hawk Corporation that involve risks and uncertainties. Various factors could cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Without limitation, there is no assurance that the acquisition of Clearfield will be closed. Reference is made to the Company's

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filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the period ended December 31, 1997 and the Company's quarterly report on Form 10-Q for the period ended March 31, 1998, for a description of factors that could cause actual results to differ materially from those in the forward-looking statements.



For further information, please contact:
Thomas A. Gilbride, Vice President-Finance
(216) 861-3553